Exhibit 99.2

REVOCABLE PROXY

FIRST NATIONAL SECURITY COMPANY

Proxy for Special Meeting of Shareholders,

 , 2013

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of First National Security Company (“FNSC”), do hereby nominate, constitute and appoint Daniel C. Horton and Jason Lenderman and each of them, with full power to act alone, my true and lawful proxies with full power of substitution, for me and in my name, place and stead to vote all common stock of FNSC standing in my name on its books on            , 2013, at the Special Meeting of its shareholders to be held at 1010 N. 6th St., DeQueen, Arkansas 71832 at 10:00 a.m., central time, on            , 2013, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said proxies all discretionary authority permitted by applicable law and regulations, as follows:

1.

Agreement and Plan of Merger. Approval and adoption of the Agreement and Plan of Merger dated July 1, 2013 as described in the joint proxy statement/prospectus dated , 2013, whereby: (i) FNSC will be merged with and into First Federal Bancshares of Arkansas, Inc. (“First Federal”), with First Federal surviving; and (ii) each share of FNSC common stock will be converted into the Merger Consideration, which in the aggregate consists of 6,252,400 shares of First Federal common stock and $74,000,000 in cash.

For	Against	Abstain

2.

Adjournment Proposal. The proposal to adjourn the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval and adoption of the merger agreement at the time of the special meeting.

For	Against	Abstain

3.

Other Business.  The proxies are authorized to vote in their discretion upon such other business as may be properly brought before the Special Meeting or any adjournment thereof.  The Board of Directors of FNSC currently knows of no other business to be presented.

            If properly executed and returned, the shares represented by this proxy will be voted in accordance with the directions given herein.  If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the joint proxy statement/prospectus dated , 2013, “FOR” the approval of the Plan of Merger and “For” the Adjournment Proposal.  If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors of FNSC.

            This proxy may be revoked at any time prior to its exercise by written notice or subsequently dated proxy delivered to the Secretary of FNS.

             (Please sign exactly as the name appears on your stock certificate(s).  If stock is held in the names of joint owners, each should sign.  Attorneys, Executors, Administrators, etc. should so indicate).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date